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                                                                       EXHIBIT 4


                             STOCK OPTION AGREEMENT


          STOCK OPTION AGREEMENT, dated as of August 26, 1997 (the "Agreement"), between Thomas H. Lee Company ("Purchaser") and The Learning Company, Inc., a Delaware corporation (the "Company").

          WHEREAS, simultaneously with the execution and delivery of this Agreement, affiliates of Purchaser are entering into a Securities Purchase Agreement (the "Purchase Agreement") with the Company for the purchase of Series A Convertible Participating Preferred Stock (the "Preferred Stock");

          WHEREAS, in consideration of the willingness of such affiliates of Purchaser to enter into the Purchase Agreement, Purchaser has requested that the Company grant to Purchaser acting on behalf of its affiliates an option to acquire from time to time up to 273,476 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), upon the terms and subject to the conditions hereof; and

          WHEREAS, in order to induce Purchaser to enter into the Purchase Agreement, the Company has agreed to grant Purchaser the requested option;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          1. THE OPTION; EXERCISE; ADJUSTMENTS. The Company hereby grants to Purchaser an irrevocable option (the "Option") to purchase up to 273,476 shares of Common Stock (the "Option Shares") in the manner and at the purchase price set forth below. Subject to Section 17 hereof, the Option may be exercised by Purchaser in whole or in part and from time to time, at an exercise price of $11.50 per Option Share (the "Exercise Price"), for a period of three years from the earlier of (a) the second business day following the first meeting of the Company stockholders at which such stockholders fail to approve the issuance of the Preferred Stock or (b) six months from the execution of the Purchase Agreement, if a meeting of the Company stockholders to consider and act upon such issuance has not been held by such date. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, extraordinary dividend or distribution, recapitalization, combination, merger or other change in the corporate or capital structure of the Company, the




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type and number of Option Shares subject to the Option and the Exercise Price per Option Share shall be appropriately adjusted and proper provision shall be made in the agreements governing such transaction so that Purchaser shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Purchaser would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

          2. MEANS OF EXERCISING OPTION. The Option shall be exercised by giving written notice (the "Stock Exercise Notice") to the Company at the address set forth in Section 10 hereof. Such notice shall specify the total number of Option Shares the Purchaser wishes to purchase. Each closing of a purchase of Option Shares shall occur at a date designated by Purchaser in the Stock Exercise Notice, which date shall be not later than twenty business days and not earlier than two business days from the date such notice is given. The Stock Exercise Notice shall specify which of the payment methods described in the first sentence of Section 3 that Purchaser intends to employ.

          3. PURCHASE PRICE FOR SHARES. At the closing of a purchase of Option Shares, Purchaser will make full payment of the purchase price therefor (a) by wire transfer of immediately available funds or by certified check of an amount equal to the product of the Exercise Price and the number of Option Shares being purchased, (b) if the Company consents and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Option Shares being purchased at the Exercise Price and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at Purchaser's direction at the time of exercise, or (c) if the Company consents and consistent with applicable law, by requesting the Company to withhold a number of whole and/or fractional shares (based on the closing sale price regular way of such shares on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such Exchange, on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Company (the "Board of Directors") for




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that purpose, or a price determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of such Board, on the date of closing specified in the Stock Exercise Notice (if no such sale takes place on such day, then based on the average of the closing bid and asked prices, regular way)) sufficient to pay the Exercise Price of such Option Shares. After payment for the Option Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Option Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to the Company.

          4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Purchaser that (a) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditor's rights generally and by the general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity; (b) the Company has taken all necessary corporate action to authorize and reserve the Option Shares for transfer upon exercise of the Option, and the Option Shares, when delivered by the Company to Purchaser upon exercise of this Option, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights; (c) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, approval or authorization of, or filing with, any person or public authority and will not violate or conflict with, result in the acceleration or termination of, or constitute a default under, any term or provision of any charter or by-law, indenture, license, approval, agreement, understanding or other instrument, or any statute, rule, regulation, judgment, order or other restriction binding upon or applicable to the Company or any of its subsidiaries or any of their respective properties or assets; and (d) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Company that (a) this




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Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and by the general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity; and (b) Purchaser is acquiring the Option and the Option Shares issuable upon exercise of the Option for its own account, and not with a view to any distribution thereof. Purchaser understands that the Option and the Option Shares issuable upon conversion of the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of specific exemptions therefrom which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. Purchaser's financial condition and investments are such that it is in a position to hold the Option and the Option Shares issuable upon exercise of the Option for an indefinite period, bear the economic risks of the investment and to withstand the complete loss of the investment. Purchaser has extensive knowledge and experience in financial and business matters and has the capability to evaluate the merits and risks of the Option and the Option Shares issuable upon exercise thereof. Purchaser qualifies as an "accredited investor" as such term is defined in Section 2(15) of the Securities Act and Regulation D promulgated thereunder.

          6. THE CLOSING. Any closing hereunder shall take place on the date (the "Closing Date") specified by Purchaser in its Stock Exercise Notice pursuant to Section 2 at 10:00 A.M., local time at the offices of the Company, or at such other time and place as the parties hereto may agree.

          7. LISTING. The Company will use its best efforts promptly to list the Common Stock underlying the Option on the New York Stock Exchange.

          8. CONSENTS. Each of the parties hereto will use its reasonable efforts to consummate and make effective the transactions contemplated by this Agreement.

          9. SPECIFIC PERFORMANCE. The Company acknowledges that Purchaser will have no adequate remedy at law if the Company fails to perform any of its obligations under this Agreement. In such event, the Company agrees that Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Agreement and that it will not take any




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action to impede Purchaser's efforts to enforce such right of specific performance.

          10. NOTICE. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first class mail (registered or certified, return receipt requested), telex, telecopier or courier guaranteeing overnight delivery addressed:

               (a)  If to the Purchaser:

                    Thomas H. Lee Company
                    75 State Street
                    Boston, Massachusetts  02109
                    Attn: Anthony J. DiNovi

                    with a copy to:

                    Louis A. Goodman
                    Skadden, Arps, Slate,
                      Meagher & Flom LLP
                    One Beacon Street
                    Boston, Massachusetts  02108

               (b)  If to the Company:

                    One Athenaeum Street
                    Cambridge, Massachusetts  02142
                    Attn: Mr. Neal S. Winneg

                    with a copy to:

                    Mark G. Borden
                    Hale and Dorr LLP
                    60 State Street
                    Boston, Massachusetts  02109

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back if telexed; when receipt is acknowledged, if telecopied; and on the next business day, if timely delivered to a courier guaranteeing overnight delivery.

          11. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this




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Agreement, expressed or implied, is intended to confer upon any Person other than Purchaser or the Company, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

          12. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Purchase Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

          13. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. No assignment of this Agreement may be made by either party at any time, whether or not by operation of law, without the other party's prior written consent, except that Purchaser may assign any of its rights hereunder to an affiliate of Purchaser or to the Other Purchasers or any of their affiliates without the Company's consent; provided that such affiliate expressly assumes in writing all of Purchaser's obligations hereunder, and provided that such assignment shall not relieve the assigning Purchaser of its obligations hereunder.

          14. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

          15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

          16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof.

          17. TERMINATION. The Option shall terminate upon the closing of the purchase and sale of the Preferred Stock as contemplated by the Purchase Agreement.




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          18.  SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.




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          IN WITNESS WHEREOF, Purchaser and the Company have caused this
Agreement to be duly executed and delivered under seal on the day and year first above written.


                                   THOMAS H. LEE COMPANY



                                   By: /s/ Anthony J. DiNovi
                                       ----------------------------------
                                       Name: Anthony J. DiNovi
                                       Title: Managing Director


                                   THE LEARNING COMPANY, INC.



                                   By: /s/ R. Scott Murray
                                       ----------------------------------
                                       Name: R. Scott Murray
                                       Title: Executive Vice President and
                                       Chief Financial Officer